Bonus Award Agreement
EXHIBIT 10.50
[LOGO]
May 19, 2025
Ethan Brown
c/o Beyond Meat, Inc.
888 N. Douglas Street, Suite 100
El Segundo, California 90245

    RE:                            Executive Performance Bonus

Dear Ethan:
In furtherance of incentivizing you to continue to make substantial contributions towards Beyond Meat Inc.’s (the “Company”) pursuit of consummating a value maximizing strategic transaction, we are offering you a performance-based cash Award (as defined in the Company’s Executive Incentive Bonus Plan) of $2,250,000 (the “Performance Award”) upon the terms set forth in this letter agreement. In order to be eligible for the Performance Award, you must sign and return this letter agreement to Teri Witteman, acknowledging your agreement to the terms of this letter agreement.
If you accept this offer, then as soon as practicable upon confirmation that definitive documentation with respect to a qualified Transaction (as defined below) has occurred date (the “Trigger Date”), we will advance to you the full amount of the Performance Award (less required and elected withholdings). Your eligibility to receive the Performance Award pursuant to this paragraph requires (a) your continued employment through the date of payment and (b) your being an employee in good standing on the date of payment (e.g., you are in compliance with Company policies and expectations and not subject to disciplinary measures such as a non-ordinary course performance improvement plan, suspension or investigation for misconduct or other wrongdoing).
In addition to the occurrence of the Trigger Date, and your continued compliance with the terms of this letter agreement, you will earn the right to retain your Performance Award based on your continued employment through the date that is twenty-four (24) months following your execution of this letter agreement (the “Performance Period”). If you remain employed during the Performance Period, then you will no longer have to repay any portion of the Performance Award. Additionally, if you are terminated by the Company without Cause, you resign for Good Reason, or your employment with the Company is terminated due to your death or Disability (each as defined below), in each case during the Performance Period, then you will not have to repay any portion of the Performance Award, subject to your execution and non-revocation of a general release of claims in such form as may be reasonably required by the Company in its sole discretion which becomes effective within sixty (60) days following the date of such termination (the “Release Period”) (except in the case of your death).

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However, should you resign other than for Good Reason or be terminated for Cause during the Performance Period, you will be required to repay (a) if such termination occurs during the first twelve (12) months of the Performance Period, one hundred percent (100%) of the After-Tax Portion (as defined below) of the Performance Award, or (b) if such termination occurs during the second twelve (12) months of the Performance Period, a prorated portion of the After-Tax Portion calculated by multiplying (i) the After-Tax Portion by (ii) a fraction determined by dividing the number of days elapsed in the Performance Period through the date of termination divided by seven hundred thirty (730). If you are required to repay the After-Tax Portion of the Performance Award, then you agree to do so promptly, but in no event more than sixty (60) days following your termination. You hereby agree that any such repayment obligation may be satisfied, at the Company’s election, by offsetting any or all of such repayment obligation by amounts otherwise then due to you from the Company. Further note that the Company will not reduce any compensation if doing so would violate applicable law or would result in penalty taxes under Section 409A of the Internal Revenue Code of 1986, as amended. The Company reserves all other rights and remedies available to recoup the After-Tax Portion of the Performance Award advanced under this letter agreement, including the right to file a legal claim in court.
As further consideration for the Performance Award, you agree that, during the period commencing on the date you execute this letter agreement and December 31, 2025, you will not sell, transfer, or otherwise dispose of (collectively, “Transfer”) shares of the Company’s common stock (including shares issuable upon vesting, settlement or exercise of equity awards) other than (i) Transfers to your immediate family or a trust for the benefit of your immediate family or to the Brown family Donor Advised Fund, (ii) any Transfer in connection with a surrender of shares to the Company or the sale of shares to cover the exercise price and/or tax withholding with respect to the vesting, settlement or exercise of your equity awards, (iii) other Transfers with an aggregate value of up to $200,000, in the aggregate (measured based on the fair market value of the shares on the date of Transfer), or (iv) any Transfer approved in writing (email to suffice) by the Chair of the Board of Directors of the Company (the “Board”) or the Chair of the Human Capital Management and Compensation Committee of the Board.

For purposes of this letter agreement, the following terms shall apply:

The “After-Tax Portion” of the Performance Award which is subject to repayment means the after-tax portion of such Performance Award received by you after the payment of all federal, state and local taxes on such Performance Award, with such taxes calculated at the highest applicable marginal tax rate in each applicable jurisdiction and determined taking into account a good faith estimate of the value of any tax deduction or benefit that may be available to you in respect of the repayment of such amount by you. The Company will determine in good faith the After-Tax Portion and specify the precise amount of the After-Tax Portion to be repaid within fifteen (15) days of your termination and such determination shall be conclusive and binding.

“Cause” means: (i) your willful, deliberate and repeated failure to substantially perform your assigned duties (other than a failure resulting from your Disability (as defined below)),

which failure is not cured within thirty (30) days after a written demand for substantial performance is received by you from the Board identifying the manner in which the Board believes you have not substantially performed your duties; (ii) your illegal or intentional gross misconduct in the performance of your duties to the Company that is materially injurious to the Company’s business and/or reputation, which, if capable of being cured, is not cured within thirty (30) days after written notice from the Board stating that failure to cure may result in termination for Cause; (iii) your unauthorized and willful use or disclosure of any proprietary information or trade secrets of the Company that causes material harm to the Company; or (iv) your conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or theft which is materially injurious, or reasonably expected to be materially injurious, to the Company’s business or reputation.
“Disability” means total and permanent disability as defined in Section 22(e) (3) of the Code.
“Good Reason” means your resignation due to the occurrence of any of the following conditions which occurs without your written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied: (i) a material adverse change to your authority, duties or responsibilities that, taken as a whole, results in a material diminution in your authority, duties or responsibilities in effect prior to such change; (ii) a ten percent (10%) or more reduction in your then-current base salary or a ten percent (10%) or more reduction in your base compensation (including base salary and bonus); (iii) the Company conditions your continued service with the Company on the relocation of your principal work location to a location that is more than thirty-five (35) miles from your then current principal work location and such relocation results in an increase in your one-way commuting distance from your home by thirty-five (35) miles or more; (iv) the failure of the Company to obtain the assumption of this Agreement by any successor to the Company; or (v) any material breach or material violation of a material provision of this Agreement by the Company (or any successor to the Company). In order for you to resign for Good Reason, you must provide written notice to the Company of the existence of the Good Reason condition within ninety (90) days of the initial existence of such Good Reason condition. Upon receipt of such notice, the Company will have thirty (30) days during which it may remedy the Good Reason condition and not be required to provide the severance payments and benefits described herein as a result of such proposed resignation. If the Good Reason condition is not remedied within such thirty (30) day cure period, you may resign based on the Good Reason condition specified in the notice effective no later than ninety (90) days following the expiration of the thirty (30) day cure period.
“Transaction” means a transaction creating economic value, the raising of financing or fundraising, a refinancing or a recapitalization, exchange, or reorganization of the Company, whether by sale, merger, consolidation, joint venture, acquisition or similar transactions (collectively and in each instance as determined by and subject to final approval by the Board). For the avoidance of doubt and not exclusive to other potential qualifying transactions, a “Transaction” for purposes of this letter agreement includes the Company entering into binding definitive documentation involving (i) a restructuring, tender, exchange, refinancing, repayment, retiring or amending of the Company’s 0% Convertible Senior Notes due 2027 prior to such notes’ maturity, and/or (ii) a third-party providing financing to the Company resulting in gross proceeds to the Company of at least $100 million.
The Performance Award will be paid less required tax withholdings. The payments and benefits under this letter agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and, accordingly, to the maximum extent permitted, this letter agreement shall be interpreted in accordance with such intent.
This letter agreement does not confer upon you any right to continue in the employment of the Company for any period or interfere with or otherwise restrict in any way the rights of the Company or you to terminate your employment at any time for any reason whatsoever, with or without Cause.
Any notice required or permitted by this letter agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery upon the moment of such delivery; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to you at the most recent address set forth on the Company’s personnel records and to the Company at its principal place of business, to the attention of the Chief Executive Officer, or such other address as either party may specify in writing.
The validity, interpretation, construction and performance of this letter agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions). This letter agreement represents the entire agreement and understanding between the parties hereto and supersedes all prior or contemporaneous agreements with respect to the subject matter of this letter agreement. No waiver, alteration, or modification of any of the provisions of this letter agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto. In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this letter agreement will continue in full force and effect without said provision or portion of provision. The remainder of this letter agreement shall be interpreted so as best to effect the intent of the parties. This letter agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
Please indicate your acceptance of the provisions of this letter agreement by signing the enclosed copy of this letter agreement.
(Signature Page Follows)

Very truly yours,

/s/ Colleen Jay

Colleen Jay
Chair, Human Capital Management and Compensation Committee

Agreed and accepted:

/s/ Ethan Brown_________
Signature

Ethan Brown
Print Name